Exhibit 99.1

Embecta Corp. Reports Fiscal 2023 Fourth Quarter and Full Year Financial Results and Provides Initial Fiscal 2024 Financial Guidance

PARSIPPANY, N.J., Nov 21, 2023 (GLOBE NEWSWIRE) – Embecta Corp. (“embecta” or the "Company") (Nasdaq: EMBC), a global diabetes care company, today reported financial results for the three- and twelve-month periods ended September 30, 2023.

"During fiscal 2023, our first full year as an independent company, we delivered better than expected performance during each quarter, including strong performance during our fiscal fourth quarter," said Devdatt (Dev) Kurdikar, Chief Executive Officer of embecta. "As we look ahead to fiscal 2024, we remain focused on advancing our strategic priorities and continuing to invest in the development of our type 2 closed loop insulin delivery system."
embecta spun off from Becton, Dickinson and Company (“BD”) on April 1, 2022 (the "Separation Date"). Financial results during the pre-spin period were presented on the carve-out basis of accounting and do not purport to reflect what embecta’s financial results would have been had embecta operated as a standalone public company. Therefore, financial results for the twelve-month periods ended September 30, 2022 and September 30, 2023 are not meaningfully comparable.
Fourth Quarter Fiscal Year 2023 Financial Highlights:
•Revenues of $281.9 million, up 2.7% on a reported basis; up 2.1% on a constant currency basis
◦U.S. revenues increased 1.3% on both a reported and constant currency basis
◦International revenues increased 4.3% on a reported basis, and increased 3.0% on a constant currency basis
•Gross profit and margin of $181.8 million and 64.5%, compared to $176.9 million and 64.4% in the prior year period
•Adjusted gross profit and margin of $182.6 million and 64.8%
•Operating income (loss) and margin of $25.8 million and 9.2%, compared to $(3.0) million and (1.1)% in the prior year period
•Adjusted operating income and margin of $65.2 million and 23.1%
•Net income (loss) of $6.0 million and earnings per diluted share of $0.10. This compares to net income (loss) of $(17.2) million and earnings per diluted share of $(0.30) in the prior year period inclusive of an impairment charge of $58.9 million related to the abandonment of certain manufacturing production lines in the United States that are no longer expected to be completed, and a $5.5 million charge related to purchase commitments associated with the abandonment of the assets noted above.
•Adjusted net income and adjusted earnings per diluted share of $34.1 million and $0.59
•Adjusted EBITDA and margin of $79.6 million and 28.2%, compared to $87.2 million and 31.8% in the prior year period
•Announced a dividend of $0.15 per share
Twelve Months Ended September 30 Fiscal Year 2023 Financial Highlights:
•Revenues of $1,120.8 million, down 0.8% on a reported basis; up 1.6% on a constant currency basis
◦U.S. revenues increased 0.2% on both a reported and constant currency basis
◦International revenues decreased 1.9% on a reported basis, and increased 3.2% on a constant currency basis
•Gross profit and margin of $749.9 million and 66.9%, compared to $774.9 million and 68.6% in the prior year period

•Adjusted gross profit and margin of $751.2 million and 67.0%
•Operating income and margin of $221.5 million and 19.8%, compared to $309.6 million and 27.4% in the prior year period
•Adjusted operating income and margin of $331.5 million and 29.6%
•Net income and earnings per diluted share of $70.4 million and $1.22, respectively. This compares to net income and earnings per diluted share of $223.6 million and $3.89, respectively, in the prior year period inclusive of an impairment charge of $58.9 million related to the abandonment of certain manufacturing production lines in the United States that are no longer expected to be completed, and a $5.5 million charge related to purchase commitments associated with the abandonment of the assets noted above.
•Adjusted net income and adjusted earnings per diluted share of $172.6 million and $2.99
•Adjusted EBITDA and margin of $378.7 million and 33.8%, compared to $459.9 million and 40.7% in the prior year period
Strategic Highlights:
•Strengthen the base business
◦Continued to demonstrate our ability to serve the market with high-quality products while providing a seamless patient experience with the addition of embecta products as an exclusive or dual-preferred brand with three of the top Medicare part D payers effective January 2024
•Separate and stand-up
◦Made substantial progress on the demerger process to transfer Suzhou, China manufacturing entity from BD to embecta, including completing enterprise resource planning ("ERP") system implementation in Suzhou, China
◦Initiated next wave of ERP system implementation in U.S. and Canada
◦Implemented global HR information system, customer relationship management system, and global IT network; continued to exit transition service agreements with BD
•Invest for growth
◦Continued making progress on the development of a type 2 closed loop insulin delivery system utilizing embecta’s proprietary patch pump system, which carries Breakthrough Device Designation from the U.S. Food & Drug Administration (FDA)
Fourth Quarter Fiscal Year 2023 Results:
Revenues by geographic region are as follows:

	Three months ended September 30,
Dollars in millions			Increase/(decrease)
				As Reported	Constant Currency
	2023	2022	$	%	%
United States	$151.8	$149.9	$1.9	1.3%	1.3%
International	130.1	124.7	5.4	4.3	3.0
Total	$281.9	$274.6	$7.3	2.7%	2.1%

Our revenues increased by $7.3 million, or 2.7%, to $281.9 million for the fourth quarter of 2023 as compared to revenues of $274.6 million for the fourth quarter of 2022. Changes in our revenues are driven by the volume of goods that we sell, the prices we negotiate with customers and changes in foreign exchange rates. The increase in revenues was driven by $1.6 million associated with the positive impact of foreign currency translation primarily due to the weakening of the U.S. dollar, $13.0 million of favorable changes in price and volume. This was partially offset by a $7.3 million decrease in contract manufacturing related to sales of non-diabetes products within the U.S. to BD.

Twelve Months Fiscal Year 2023 Results:
Revenues by geographic region are as follows:

	Twelve months ended September 30,
Dollars in millions			Increase/(decrease)
				As Reported	Constant Currency
	2023	2022	$	%	%
United States	$601.4	$600.3	$1.1	0.2%	0.2%
International	519.4	529.2	(9.8)	(1.9)	3.2
Total	$1,120.8	$1,129.5	$(8.7)	(0.8)%	1.6%

Our revenues decreased by $8.7 million, or 0.8%, to $1,120.8 million for the twelve months ended September 30, 2023 as compared to revenues of $1,129.5 million for the twelve months ended September 30, 2022. The decrease in revenues was primarily driven by $26.5 million associated with the negative impact of foreign currency translation primarily due to the strengthening of the U.S. dollar and a $1.9 million decrease in contract manufacturing related to sales of non-diabetes products to BD. This was partially offset by $19.7 million of favorable changes in price and volume.
Preliminary Fiscal Year 2024 Financial Guidance:
For fiscal year 2024, the Company expects:

Dollars in millions, except percentages and per share data
Revenues	$1,085 - $1,105
As Reported (%)	(3.0%) - (1.0%)
Constant Currency (%)	(2.0%) - 0.0%
F/X (%)	~ (1.0%)
Contract Manufacturing	$0 - $5
Adjusted Gross Margin (%)	63.0% - 64.0%
Adjusted Operating Margin (%)	23.75% - 24.75%
Adjusted Earnings per Diluted Share	$1.90 - $2.10
Adjusted EBITDA Margin (%)	29.5% - 30.5%

We are unable to present a quantitative reconciliation of our expected adjusted gross margin, expected adjusted operating margin, expected adjusted earnings per diluted share, expected adjusted EBITDA and our expected adjusted EBITDA margin as we are unable to predict with reasonable certainty and without unreasonable effort the impact and timing of any one-time items. The financial impact of these one-time items is uncertain and is dependent on various factors, including timing, and could be material to our Condensed Consolidated Statements of Income.
Balance sheet, Liquidity and Other Updates
As of September 30, 2023, the Company had approximately $326.5 million in cash and cash equivalents and $1.636 billion of debt principal outstanding, and no amount drawn on its $500 million Revolving Credit Facility.
The Company’s Board of Directors declared a quarterly cash dividend of $0.15 for each issued and outstanding share of the Company’s common stock. The dividend is payable on December 15, 2023 to stockholders of record at the close of business on December 4, 2023.
Fiscal 2023 Fourth Quarter and Full Year Earnings Conference Call:
Management will host a conference call at 7:00 a.m. Eastern Time (ET) on November 21, 2023 to discuss the results of the quarter and full year, provide an update on its business, and host a question and answer session. Those who would like to participate may access the live webcast here, or access the teleconference here. The live webcast can also be accessed via the Company’s website at investors.embecta.com.
A webcast replay of the call will be available beginning at 10:00 a.m. ET on November 21, 2023, via the embecta investor relations website and archived on the website for one year.

Condensed Consolidated Statements of Income
Embecta Corp.
(Unaudited, in millions, except per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2023	2022	2023	2022

Revenues	$281.9	$274.6	$1,120.8	$1,129.5
Cost of products sold(1)	100.1	97.7	370.9	354.6
Gross Profit	$181.8	$176.9	$749.9	$774.9
Operating expenses:
Selling and administrative expense	95.7	81.9	341.3	294.8
Research and development expense	23.6	17.9	85.2	66.9
Impairment expense	2.5	58.9	2.5	58.9
Other operating expenses	34.2	21.2	99.4	44.7
Total Operating Expenses	$156.0	$179.9	$528.4	$465.3
Operating Income (Loss)	$25.8	$(3.0)	$221.5	$309.6
Interest expense, net	(27.6)	(21.8)	(107.0)	(46.2)
Other income (expense), net	6.8	(2.7)	(8.8)	(6.8)
Income (Loss) Before Income Taxes	$5.0	$(27.5)	$105.7	$256.6
Income tax provision (benefit)	(1.0)	(10.3)	35.3	33.0
Net Income (Loss)	$6.0	$(17.2)	$70.4	$223.6

Net Income (Loss) per common share:
Basic	$0.10	$(0.30)	$1.23	$3.92
Diluted	$0.10	$(0.30)	$1.22	$3.89
(1) For periods prior to the separation from BD, this income statement line includes cost of products sold from related party inventory purchases. For the twelve month period ended September 30, 2022, cost of products sold from related party inventory purchases were $28.0 million.

Condensed Consolidated Balance Sheets
Embecta Corp.
(Unaudited, in millions, except share and per share data)

	September 30, 2023	September 30, 2022
Assets
Current Assets
Cash and cash equivalents	$326.5	$330.9
Trade receivables, net (net of allowance for doubtful accounts of $1.0 million and $1.3 million as of September 30, 2023 and September 30, 2022, respectively)	16.7	22.2
Inventories:
Materials	32.1	23.4
Work in process	8.1	5.6
Finished products	111.9	93.8
Total Inventories	$152.1	$122.8
Amounts due from Becton, Dickinson and Company	142.4	110.9
Prepaid expenses and other	111.4	77.9
Total Current Assets	$749.1	$664.7
Property, Plant and Equipment, Net	300.2	301.6
Goodwill and Other Intangible Assets	24.7	24.6
Deferred Income Taxes and Other Assets	140.4	95.5
Total Assets	$1,214.4	$1,086.4
Liabilities and Equity
Current Liabilities
Accounts payable	$53.5	$41.4
Accrued expenses	118.1	104.3
Amounts due to Becton, Dickinson and Company	73.1	66.5
Salaries, wages and related items	62.1	48.5
Current debt obligations	9.5	9.5
Current finance lease liabilities	3.6	3.6
Income taxes	33.6	27.2
Total Current Liabilities	$353.5	$301.0
Deferred Income Taxes and Other Liabilities	57.2	46.1
Long-Term Debt	1,593.9	1,598.1
Non Current Finance Lease Liabilities	31.5	32.6
Commitments and Contingencies
Embecta Corp. Equity
Common stock, $0.01 par value Authorized - 250,000,000 Issued and outstanding - 57,333,353 as of September 30, 2023 and 57,055,327 as of September 30, 2022	0.6	0.6
Additional paid-in capital	27.9	10.0
Accumulated deficit	(541.1)	(577.1)
Accumulated other comprehensive loss	(309.1)	(324.9)
Total Equity	(821.7)	(891.4)
Total Liabilities and Equity	$1,214.4	$1,086.4

Condensed Consolidated Statements of Cash Flows
Embecta Corp.
(Unaudited, in millions)

	Twelve Months Ended September 30,
	2023	2022
Operating Activities
Net income	$70.4	$223.6
Adjustments to net income to derive net cash provided by operating activities:
Depreciation and amortization	32.6	31.7
Amortization of debt issuance costs	6.4	3.2
Impairment of property, plant and equipment	2.5	58.9
Stock-based compensation	21.5	18.7
Deferred income taxes	14.3	(26.5)
Change in operating assets and liabilities:
Trade receivables, net	7.0	122.7
Inventories	(28.8)	(23.4)
Due from/due to Becton, Dickinson and Company	(23.2)	(47.0)
Prepaid expenses and other	(14.2)	(44.0)
Accounts payable, accrued expenses and other current liabilities	7.9	76.9
Income and other net taxes payable	(12.6)	10.3
Other assets and liabilities, net	(16.1)	7.1
Net Cash Provided by Operating Activities	$67.7	$412.2
Investing Activities
Capital expenditures	(26.5)	(23.6)
Acquisition of intangible assets	—	(0.4)
Net Cash Used for Investing Activities	$(26.5)	$(24.0)
Financing Activities
Proceeds from the issuance of long-term debt	—	1,450.0
Payments on long-term debt	(9.5)	(4.8)
Payment of long-term debt issuance costs	—	(33.3)
Payment of revolving credit facility fees	—	(5.6)
Payments related to tax withholding for stock-based compensation	(3.6)	—
Payments on finance lease	(1.2)	(1.8)
Dividend payments	(34.4)	(8.6)
Net consideration paid to Becton, Dickinson and Company in connection with the Separation	—	(1,266.0)
Net transfers to Becton, Dickinson and Company	—	(177.9)
Net Cash Used for Financing Activities	$(48.7)	$(48.0)
Effect of exchange rate changes on cash and cash equivalents	3.1	(9.3)
Net Change in Cash and cash equivalents	$(4.4)	$330.9
Opening Cash and cash equivalents	330.9	—
Closing Cash and cash equivalents	$326.5	$330.9

About Non-GAAP financial measures

In evaluating our operating performance, we supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial measures including (i) earnings before interest, taxes, depreciation, and amortization (“EBITDA”), (ii) Adjusted EBITDA and Adjusted EBITDA Margin, (iii) Adjusted Gross Profit and Adjusted Gross Profit Margin, (iv) Constant Currency revenue growth, (v) Adjusted Operating Income and Adjusted Operating Income Margin (vi) Adjusted Pre-tax Income and, (vii) Adjusted Net Income and Adjusted earnings per diluted share. These non-GAAP financial measures are indicators of our performance that are not required by, or presented in accordance with, GAAP. They are presented with the intent of providing greater transparency to financial information used by us in our financial analysis and operational decision-making. We believe that these non-GAAP measures provide meaningful information to assist investors, stockholders and other readers of our consolidated financial statements in making comparisons to our historical operating results and analyzing the underlying performance of our results of operations. However, the presentation of these measures has limitations as an analytical tool and should not be considered in isolation, or as a substitute for the company’s results as reported under GAAP. Because not all companies use identical calculations, the presentations of these non-GAAP measures may not be comparable to other similarly titled measures of other companies. The Company uses non-GAAP financial measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a meaningful alternative representation of the underlying operating performance of the business.
For the three- and twelve-month periods ended September 30, 2023 and 2022, the reconciliation of net income (loss) to EBITDA and adjusted EBITDA was as follows (unaudited, in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,

	2023	2022	2023	2022
GAAP Net Income	$6.0	$(17.2)	$70.4	$223.6
Interest expense, net	27.6	21.8	107.0	46.2
Income taxes	(1.0)	(10.3)	35.3	33.0
Depreciation and amortization	9.3	7.5	32.6	31.7
EBITDA	$41.9	$1.8	$245.3	$334.5
Stock-based compensation expense (1)	4.9	4.4	21.9	18.7
One-time stand up costs (2)	31.8	15.0	93.7	38.2
Other costs associated with impairment (3)	—	5.5	—	5.5
European regulatory initiative-related costs ("EU MDR") (4)	0.6	0.9	1.3	1.9
Business optimization and severance related costs (5)	2.6	0.7	5.6	2.2
Impairment losses (6)	2.5	58.9	2.5	58.9
Deferred jurisdiction adjustments in Other income (expense), net for taxes (7)	(4.7)	—	8.4	—
Adjusted EBITDA	$79.6	$87.2	$378.7	$459.9
Adjusted EBITDA Margin	28.2%	31.8%	33.8%	40.7%
(1)Represents stock-based compensation expense incurred during the three and twelve months ended September 30, 2023 and 2022, respectively. For the three months ended September 30, 2023, $4.1 million is recorded in Selling and administrative expense, $0.4 million is recorded in Cost of products sold, and $0.4 million is recorded in Research and development expense. For the twelve months ended, September 30, 2023, $18.1 million is recorded in Selling and administrative expense, $2.2 million is recorded in Cost of products sold, and $1.6 million is recorded in Research and development expense. For the three months ended September 30, 2022, $3.9 million is recorded in Selling and administrative expense, $0.3 million is recorded in Cost of products sold, and $0.2 million is recorded in Research and development expense. For the twelve months ended September 30, 2022, $14.6 million is recorded in Selling and administrative expense, $2.3 million is recorded in Cost of products sold, and $1.8 million is recorded in Research and development expense.
(2)One-time stand up costs incurred primarily include costs to stand up the Company. For the three months ended September 30, 2023, approximately $31.6 million and $0.2 million are recorded in Other operating expenses and Selling and administrative expense, respectively. For the twelve months ended September 30, 2023, approximately $92.7 million and $1.0 million are recorded in Other operating expenses and Selling and administrative expense, respectively. For the three months ended September 30, 2022, approximately $15.0 million is recorded in Other operating expenses. For the twelve months ended September 30, 2022, approximately $37.3 and $0.9 are recorded in Other operating expenses and Selling and administrative expense, respectively.
(3)Represents the costs of purchase commitments associated with the abandonment and impairment of certain manufacturing lines incurred in fiscal year 2022. Please see footnote (6) below. These costs are recorded in Other operating expenses.
(4)Represents costs required to develop processes and systems to comply with regulations such as the EU MDR and General Data Protection Regulation ("GDPR") which represent a significant, unusual change to the existing regulatory framework. We consider these costs to be duplicative of previously incurred costs and/or one-off costs, which are limited to a specific period of time. These costs are recorded in Research and development expense.
(5)Represents business optimization and severance related costs recorded in Other operating expenses.
(6)Relates to impairment charges incurred. The impairment charges are recorded in Impairment Expense.

(7)Represents amounts due to BD for tax liabilities incurred in deferred closing jurisdictions where BD is considered the primary obligor.

For the three- and twelve-month periods ended September 30, 2023, the reconciliations of (1) GAAP Gross Profit and Gross Margin to Adjusted Gross Profit and Adjusted Gross Margin, (2) GAAP Operating Income and Operating Margin to Adjusted Operating Income and Adjusted Operating Income Margin and (3) GAAP Net Income Per Diluted Share to Adjusted Net Income Per Diluted Share are as follows (unaudited in millions, except per share amounts):

	Three Months Ended September 30,	Twelve Months Ended September 30,

	2023 (1)	2023 (1)
Gross Profit	$181.8	$749.9
Gross Profit Margin	64.5%	66.9%
Stock-based compensation expense	—	0.1
Amortization of intangible assets (2)	0.8	1.2
Adjusted Gross Profit	$182.6	$751.2
Adjusted Gross Profit Margin	64.8%	67.0%

GAAP Operating Income	$25.8	$221.5
GAAP Operating Income Margin	9.2%	19.8%
Amortization of intangible assets (2)	0.8	1.2
One-time stand up costs (3)	31.8	93.7
EU MDR (4)	0.6	1.3
Stock-based compensation expense (5)	1.1	5.7
Impairment losses (6)	2.5	2.5
Business optimization and severance related costs (7)	2.6	5.6
Adjusted Operating Income	$65.2	$331.5
Adjusted Operating Income Margin	23.1%	29.6%

Income Before Income Taxes	$5.0	$105.7
Adjustments:
Amortization of intangible assets (2)	0.8	1.2
One-time stand up costs (3)	31.8	93.7
EU MDR (4)	0.6	1.3
Stock-based compensation expense (5)	1.1	5.7
Impairment losses (6)	2.5	2.5
Business optimization and severance related costs (7)	2.6	5.6
Deferred jurisdiction adjustments in Other income (expense), net for taxes (8)	(4.7)	8.4
Total Adjustments	$34.7	$118.4
Adjusted Pre-Tax Income	$39.7	$224.1
Adjusted Taxes on Income	$(5.6)	$(51.5)
Adjusted Net Income	$34.1	$172.6
Adjusted Net Income per Diluted share	$0.59	$2.99

GAAP Net Income	$6.0	$70.4
GAAP Net Income per Diluted share	$0.10	$1.22

GAAP and Adjusted Diluted weighted-average shares outstanding (in thousands)	57,473	57,758
(1)Prior to the Separation on April 1, 2022, the Company’s historical combined financial statements were prepared on a standalone basis. These results did not purport to reflect what the Company’s results of operations, comprehensive income, financial position, equity or cash flows would have been had the Company operated as a standalone public company. As such, the Company is not presenting comparable prior period results for the Non-GAAP metrics in the table above.
(2)Amortization of intangible assets is recorded in Cost of products sold.

(3)One-time stand up costs incurred primarily include costs to stand up the Company. For the three months ended September 30, 2023, approximately $31.6 million and $0.2 are recorded in Other operating expenses and Selling and administrative expense, respectively. For the twelve months ended September 30, 2023, approximately $92.7 million and $1.0 million are recorded in Other operating expenses and Selling and administrative expense, respectively.
(4)Represents costs required to develop processes and systems to comply with regulations such as the EU MDR and GDPR which represent a significant, unusual change to the existing regulatory framework. We consider these costs to be duplicative of previously incurred costs and/or one-off costs, which are limited to a specific period of time. These costs are recorded in Research and development expense.
(5)Represents stock-based compensation expense recognized during the period associated with the incremental value of converted legacy BD share-based awards and one-time sign-on equity awards granted to certain members of the embecta leadership team in connection with the Separation from BD. For the three months ended September 30, 2023, $1.0 million is recorded in Selling and administrative expense and $0.1 million is recorded in Research and development expense. For the twelve months ended, September 30, 2023, $5.4 million is recorded in Selling and administrative expense, $0.2 million is recorded in Research and development expense, and $0.1 million is recorded in Cost of products sold.
(6)Relates to impairment charges incurred. The impairment charges are recorded in Impairment Expense.
(7)Represents business optimization and severance related costs recorded in Other operating expenses.
(8)Represents amounts due to BD for tax liabilities incurred in deferred jurisdictions where BD is considered the primary obligor.
Each reporting period, we face currency exposure that arises from translating the results of our worldwide operations to the U.S. dollar at exchange rates that fluctuate from the beginning of such period. A stronger U.S. dollar, compared to the prior-year period, resulted in an unfavorable foreign currency translation impact to our revenues as compared to the prior-year period. We evaluate our results of operations on both a reported and a Constant Currency basis, which excludes the impact of fluctuations in foreign currency exchange rates by comparing results between periods as if exchange rates had remained constant period-over-period. As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a Constant Currency basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. We calculate Constant Currency percentages by converting our current-period local currency financial results using the prior-period foreign currency exchange rates and comparing these adjusted amounts to our current-period results. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a Constant Currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.
For the three- and twelve-month periods ended September 30, 2023, the reconciliation of revenue growth to Constant Currency was as follows:

	Three months ended September 30,
Dollars in millions	2023	2022	Total Change	Estimated FX Impact	Constant Currency Change
Total Revenues	$281.9	$274.6	2.7%	0.6%	2.1%

	Twelve months ended September 30,
Dollars in millions	2023	2022	Total Change	Estimated FX Impact	Constant Currency Change
Total Revenues	$1,120.8	$1,129.5	(0.8)%	(2.4)%	1.6%
About embecta

embecta is a global diabetes care company that is leveraging its nearly 100-year legacy in insulin delivery to empower people with diabetes to live their best life through innovative solutions, partnerships and the passion of approximately 2,000 employees around the globe. For more information, visit embecta.com or follow our social channels on LinkedIn, Facebook, Instagram and Twitter.
Safe Harbor Statement Regarding Forward-Looking Statements
This press release contains express or implied "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995 and other securities laws. These forward-looking statements concern our current expectations regarding our future results from operations, performance, financial condition, goals, strategies, plans and achievements. These forward-looking statements are subject to various known and unknown risks, uncertainties and other factors, and you should not rely upon them except as statements of our present intentions and of our present expectations, which may or may not occur. When we use words such as "believes," "expects," "anticipates," "estimates," "plans," "intends", “pursue”, “will” or similar expressions, we are making forward-looking statements. For example, embecta is using forward-looking statements when it discusses its fiscal 2024 financial guidance and its expectations with respect to strengthening its base business, separating and standing up embecta as an independent company, investing in growth, and its ability to obtain sustainable success, including executing its separation plans, and continuing to invest in the development of its type 2 closed loop insulin delivery system. Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved, and actual results may differ materially from our expectations. In addition, important factors that could cause actual results to differ from expectations include, among others: (i) competitive factors that could adversely affect embecta’s operations; (ii) any inability to extend or replace the services provided by BD under the Transition Services Agreement, the Logistics Services Agreement and other transaction documents; (iii) any failure by BD to perform its obligations under the various separation agreements entered into in connection with the separation and distribution; (iv) any events that adversely affect the sale or profitability of embecta’s products or the revenues delivered from sales to its customers; (v) increases in operating costs, including fluctuations in the cost and availability of raw materials or components used in its products, the ability to maintain favorable supplier arrangements and relationships, and the potential adverse effects of any disruption in the availability of such items; (vi) changes in reimbursement practices of governments or private payers or other cost containment measures; (vii) the adverse financial impact resulting from unfavorable changes in foreign currency exchange rates, as well as regional, national and foreign economic factors, including inflation, deflation, and fluctuations in interest rates; (viii) the impact of changes in U.S. federal laws and policy that could affect fiscal and tax policies, healthcare and international trade, including import and export regulation and international trade agreements; (ix) any new pandemic, such as the COVID-19 pandemic, or any geopolitical instability, including disruptions in its operations and supply chains; (x) new or changing laws and regulations, or changes in enforcement practices, including laws relating to healthcare, environmental protection, trade, monetary and fiscal policies, taxation and licensing and regulatory requirements for products; (xi) the expected benefits of the separation from BD; (xii) risks associated with embecta’s indebtedness; (xiii) the risk that ongoing dis-synergy costs, costs of restructuring and other costs incurred in connection with the separation from BD will exceed our estimates of these costs; (xiv) the risk that it will be more difficult than expected to effect embecta’s full separation from BD; (xv) risks associated with not completing strategic collaborative partnerships and acquisitions for innovative technologies, complementary product lines, and new markets; and (xvi) the other risks described in our periodic reports filed with the Securities and Exchange Commission, including under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, as further updated by our Quarterly Reports on Form 10-Q we have filed or will file hereafter. Except as required by law, we undertake no obligation to update any forward-looking statements appearing in this release.

CONTACTS

Investors:
Pravesh Khandelwal
VP, Head of Investor Relations
551-264-6547
Contact IR
Media:
Christian Glazar
Sr. Director, Corporate Communications
908-821-6922
Contact Media Relations